Exhibit 99


                             PRESS RELEASE

For Immediate Release          Contact:
                               W. Garth Sprecher
                               D & E Communications, Inc.
                               (717) 738-8304

  D & E Communications Announces Repurchase of Common Stock

     EPHRATA, PENNSYLVANIA, October 30, 2000 D & E
Communications, Inc. (NASDAQ: DECC) today announced that its Board of Directors has authorized the repurchase of up to $1,000,000 worth of shares of its common stock.

     The repurchases are authorized to be made from time to time in open market or privately negotiated transactions. The program will continue until the $1,000,000 amount is expended, or until D & E suspends the program. The repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit plans, executive compensation plans and for issuance under D & E's Dividend Reinvestment Plan.

     D & E previously repurchased approximately $2,000,000 of shares of its common stock, representing approximately 1.3% of such shares outstanding, pursuant to a prior $2,000,000 repurchase program.

     D & E Communications, Inc. is a full-service telecommunications company based in Lancaster County, PA.
Through its subsidiaries and affiliated companies, D & E
Communications offers both local and long distance service, wireless service, Internet service, paging, voice, data and video equipment, and computer networking services.

     Comprehensive information about D & E Communications is available on the World Wide Web at http:www.decommunications.com. - End -



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